Exhibit 99.1

LIBERTY GLOBAL REPORTS SECOND QUARTER RESULTS
Record Broadband Internet Subscriber Growth in Q2,
Digital Phone Subscriber Growth Accelerating
Denver, Colorado — August 11, 2005: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB), today announces financial and operating results for the three months ended June 30, 2005. Highlights for the quarter compared to the results of Liberty Global’s predecessor Liberty Media International, Inc. (“LMI”) for the same period last year include:
•	Pro forma[1] revenue growth of 35% to $1.28 billion[2]

•	Pro forma[1] Operating Cash Flow (OCF) growth of 25% to $428 million[3]

•	Net loss of $123 million compared to net income of $29 million

•	RGU additions[4] of 596,500 including acquisitions, a pro forma[1] increase of 265%
Mike Fries, President and Chief Executive Officer of Liberty Global, said, “We are pleased to report excellent second quarter results for Liberty Global’s first earnings release. Following the completion of our recent merger, we are demonstrating strong operating momentum through aggressive marketing and new product launches across all three of our core broadband businesses — UPC in Europe, J:COM in Japan, and VTR in Chile.”
“Including subscribers gained through acquisitions, Liberty Global added nearly 600,000 RGUs during the second quarter. Excluding acquisitions, we added 262,500 RGUs on an organic basis including robust gains from our digital phone and broadband Internet products. Following the launch of our digital phone (VoIP) services in France this quarter, and together with our existing deployments in the Netherlands and Hungary, we are now selling 7,000-8,000 units per week. And, with a record 137,000 broadband Internet RGUs added on an organic basis in Q2, we have exceeded 100,000 Internet additions on a global basis for three consecutive quarters due to the success of our speed increases and tiering strategy. In Japan, J:COM is now testing a 100Mbps service which demonstrates the potential of our broadband cable networks.”
“Our financial results were equally strong. On a pro forma basis as if J:COM’s results were consolidated last year, our revenue increased 35% to $1.28 billion for the second quarter and OCF increased 25% to $428 million. Adjusting for foreign currency movements, acquisitions and the May 1, 2005 consolidation of NTL Ireland, our pro forma, year-over-year organic revenue and OCF growth rates for the first six months of 2005 were 11.3% and 11.0%, respectively.”
“We have made excellent progress on a number of strategic objectives. Most importantly, in June the business combination of Liberty Media International and UnitedGlobalCom (“UGC”) was completed. This transaction positions Liberty Global as the premier international broadband cable operator with unparalleled scale and a strong balance sheet with ample liquidity to pursue organic growth opportunities in our existing operations and strategic growth through acquisitions.”

[1]	Proforma data assumes J:COM was consolidated for the comparable period in the preceding year.

[2]	Financial results include two months of results from NTL Ireland. Operating statistics exclude NTL Ireland.

[3]	Please see page 11 for an explanation of Operating Cash Flow and required reconciliations.

[4]	Revenue Generating Units (RGUs) using a “single count” methodology. Please see footnote 4 on page 16 for more detail.

“We also had a successful quarter on the M&A front. In April, VTR completed the acquisition of Santiago-based cable operator Metropolis-Intercom in Chile, and we are successfully completing the integration process. In May, we announced an agreement to acquire the largest cable operator in the Republic of Ireland and last month we agreed to acquire the largest cable operator in Romania. These transactions, which represent a total of more than 1.5 million RGUs, were reached on attractive terms and have the potential to generate meaningful synergies with our existing businesses in those markets. In June, we received regulatory approval to acquire the Dutch content business of Canal Plus. Upon completion of the transaction, expected by October 2005, we will secure key movie and sports rights to support our digital television initiatives in the Netherlands.”
“In July our 100% owned subsidiary UPC Holding B.V. raised Euro 500 million of 7.75% Senior Notes due 2014. This financing demonstrates our continued access to capital and the terms compare favorably with other issuers in the broadband cable industry.”
Second Quarter 2005 Financial and Operating Results
Our consolidated operating subsidiaries in Europe include UPC — our broadband cable division with operations in 13 countries, and chellomedia — our media and programming division. In Asia, our consolidated subsidiary is J:COM, the largest broadband cable operator in Japan. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Although we consolidate 100% of their revenue and OCF, at June 30, 2005, we owned an indirect 80% interest in VTR and, through our interest in Super Media, an indirect 36.8% interest in J:COM. Please refer to the appropriate sections herein for additional segment financial information. Additionally, the pro forma data contained herein assumes J:COM was consolidated for the comparable period in the preceding year.
Revenue
Total consolidated revenue for the three months ended June 30, 2005 increased 120% on a reported basis to $1.28 billion as compared to the same period last year. The increase was principally due to acquisitions and the consolidation of J:COM as of January 1, 2005 (due to a change in governance) and the consolidation of NTL Ireland as of May 1, 2005. On a pro forma basis, as if J:COM’s results had been consolidated in last year’s second quarter, revenue increased approximately 35% year over year.
Excluding the effects of acquisitions, the consolidation of NTL Ireland and FX movements, revenue on a pro forma organic basis increased 10.8% for the three months ended June 30, 2005 as compared to last year’s second quarter. This increase was driven almost entirely by increases in RGUs between the periods. For the six month period ending June 30, 2005, organic revenue growth was 11.3% as compared to the prior year period.
Average monthly revenue (ARPU5) per RGU for the three months ended June 30, 2005, was $27.33, an increase of 7% as compared to the same period in 2004. The increase was principally due to the consolidation of J:COM as of January 1, 2005. ARPU per customer relationship for the three months ended June 30, 2005 was $35.33.
Operating Cash Flow
Operating Cash Flow for the three months ended June 30, 2005 increased 118% on a reported basis to $428 million as compared to the prior year period. The increase was principally due to acquisitions and the consolidation of J:COM as of January 1, 2005 and the consolidation of NTL Ireland as of May 1, 2005. On a pro forma basis as if J:COM’s results had been consolidated in last year’s second quarter, OCF increased 25% year over year.

[5]	Average monthly revenue (ARPU) is calculated as follows: average total monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

Excluding the effects of acquisitions, the consolidation of NTL Ireland and FX movements, OCF on a pro forma, organic basis increased 7.7% for the three months ended June 30, 2005 as compared to last year’s second quarter. This increase was driven almost entirely by increases in RGUs between the periods. For the six month period ending June 30, 2005, organic OCF growth was 11.0% as compared to the prior year period.
The reported OCF margin for the three months ended June 30, 2005 was 33.6%. The margin declined as compared to the pro forma OCF margin of 36.2% for last year’s second quarter and as compared to the reported OCF margin of 36.3% for the three months ended March 31, 2005. The decline in margin was due primarily to the negative impact of increases in marketing, advertising and commissions expenses, and increases in labor and other direct costs. The increases in our marketing, advertising and commissions expenses primarily are attributable to our successful efforts to increase our RGUs. Most of the remaining increases in our costs and expenses are a function of increased volumes or levels of activity associated with the increase in our customer base.
Net Earnings (Loss)
Our net earnings (loss) for the three months ended June 30, 2005 was ($123) million or ($0.67) per share. The second quarter 2005 loss compares to net earnings of $29 million or $0.19 per share for the same period last year. The decline in earnings was in large part due to increased foreign currency transaction losses as well as higher losses on the disposition of assets.
Free Cash Flow and Capital Expenditures
Our Free Cash Flow6 (FCF) deficit for the three months ended June 30, 2005 was $62 million, a decrease of $124 million compared to the same period last year. The decrease was primarily attributable to the fact that capital expenditures (including capital lease additions) increased 222% compared to last year’s second quarter (which did not include J:COM), offset by a 67% improvement in net cash provided by operating activities to $281 million for the three months ended June 30, 2005.
Our Free Cash Flow deficit for the six months ended June 30, 2005 was $37 million, including payments of approximately $75 million relating to the settlement and termination of a Dutch programming contract (MovieCo). Excluding those payments, FCF for the six months ended June 30, 2005 would have been $38 million.
Capital expenditures and capital lease additions for the three months ended June 30, 2005 were $343 million, an increase of 222% compared to last year’s second quarter. The primary reason for the increase was the consolidation of J:COM’s results in 2005, as well as an increase in spending on customer premise equipment to support our faster unit growth in the current period. In addition, we continue to invest in the upgrade of our networks, particularly in Central and Eastern Europe, to support the deployment of our broadband products including significant investment in digital television initiatives.
Balance Sheet, Leverage, and Liquidity
At June 30, 2005, total debt (including capital lease obligations) was $6.49 billion and cash and cash equivalents (including short-term liquid investments) were $1.91 billion. Our consolidated leverage ratio, defined as net debt to Q2 annualized Operating Cash Flow, was 2.7x compared to 2.0x at March 31, 2005. The primary reason for the increase was a $1.18 billion reduction in our consolidated cash balance from $3.09 billion at March 31, 2005. Uses of cash in the quarter included approximately $704 million of cash paid in connection with the combination of LMI and UGC, and $564 million of net cash used for acquisitions, principally relating to NTL Ireland and the remaining minority interest in UPC France.

[6]	Free Cash Flow is defined as net cash provided by operating activities less capital expenditures and capital lease additions. Please see page 11 for more information.

In addition to our cash balances, we had approximately €533 million of availability under our European revolvers totaling €1.0 billion, and $180 million of availability under our ¥20 billion Japanese revolver, each of which revolvers is currently undrawn. Subject to the terms of those revolvers, the undrawn amounts under those revolvers may be borrowed to finance acquisitions. At June 30, 2005, our investments in the publicly traded securities of SBS Broadcasting, Austar United, and News Corporation, as well as the estimated fair value of our ABC Family preferred stock, totaled $1.08 billion, excluding any potential tax effects.
Based on results for the six months ended June 30, 2005, the ratio of senior debt to EBITDA for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding credit facility was 3.99:1.
Operating Statistics
At June 30, 2005, we had 14,929,000 total RGUs (excluding NTL Ireland), which represented an increase of 596,500 RGUs from March 31, 2005, including 334,000 from acquisitions and 262,500 from organic RGU additions. The organic RGU additions represent a 61% improvement from last year’s second quarter net gain (pro forma to include the consolidation of J:COM). Our RGU figures use a “single count” method whereby we do not “double count” a digital video subscriber as an analog video subscriber.
In terms of net RGU additions by product, the breakdown of our 262,500 organic additions for second quarter 2005 includes 137,000 broadband Internet subscribers, 112,400 telephony subscribers and 13,100 video subscribers. Our broadband Internet subscriber additions increase was driven by continued strong demand for the multiple tiers of high-speed access services that we offer across most of our markets. Our telephony additions were driven primarily by the early success of our digital phone offerings in the Netherlands, France and Hungary.
The increase in our video subscribers consisted of an increase of 132,800 digital video and DTH subscribers, offset by a reduction of 119,700 analog video subscribers. The digital video RGU increase was driven primarily by upgrades from our analog video subscriber base. J:COM achieved particular success in this regard, generating a second quarter increase of more than 100,000 digital RGUs. With respect to our analog video business, the second quarter is seasonally soft in Europe as we typically experience an increase in disconnects leading into and during the summer months.
2005 Guidance
For full year 2005, we are providing consolidated guidance for Liberty Global. In terms of RGU additions, we expect to add 1.1 — 1.2 million in 2005 on an organic basis (excluding the impact of acquisitions at closing). As a result, and including approximately 1.7 million RGUs either already acquired or expected to be acquired during 2005, we expect to end the year with 16.7 — 16.8 million total RGUs. The RGU addition forecast assumes continued demand for our broadband Internet, telephony, and digital video products. The year-end 2005 RGU forecast assumes the completion of our previously announced Romanian and Irish acquisitions.
For fiscal 2005, we expect to report consolidated revenue of $5.1 — $5.2 billion, which assumes full year 2005 average exchange rates of approximately 1.25 dollars per Euro, 109 yen per dollar and 580 Chilean pesos per dollar, as well as the completion of the NTL Ireland transaction. On the same basis, we expect total segment Operating Cash Flow of $1.8 — $1.9 billion in fiscal 2005. To the extent that our organic RGU growth exceeds our guidance range above, we would expect to report lower OCF due to the associated increase in marketing and subscriber acquisition costs.
We expect capital expenditures and capital lease additions for the year to equate to approximately 25% of revenue. Our capital spending is primarily to support such new product launches as digital phone and the resultant higher RGU growth anticipated this year, as well as to support the upgrade of new two-way homes, primarily in Central and Eastern Europe and to support the trend of migrating our analog TV customer base to our digital video services.

About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.7 million telephone subscribers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance given for 2005. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, changes in technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Operating Cash Flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6664	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 9966

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2005	2004
	amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$1,884,001	$2,531,486
Trade receivables, net	254,798	201,519
Other receivables, net	77,791	165,631
Other current assets	389,494	293,947

Total current assets	2,606,084	3,192,583

Investments in affiliates, accounted for using the equity method, and related receivables	832,820	1,865,642

Other investments	873,824	838,608

Property and equipment, net	6,961,458	4,303,099

Goodwill	6,513,083	2,667,279

Franchise rights and other intangible assets not subject to amortization	231,887	230,674

Intangible assets subject to amortization, net	669,622	382,599

Deferred tax assets	100,748	77,313

Other assets, net	362,848	144,566

Total assets	$19,152,374	$13,702,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$453,101	$363,549
Accrued liabilities and other	650,355	645,627
Subscriber advance payments and deposits	321,531	353,069
Current portion of debt and capital lease obligations	215,988	36,827

Total current liabilities	1,640,975	1,399,072

Long-term debt and capital lease obligations	6,276,415	4,955,919
Deferred tax liabilities	678,631	458,138
Other long-term liabilities	881,451	432,018

Total liabilities	9,477,472	7,245,147

Commitments and contingencies

Minority interests in subsidiaries	1,752,057	1,216,710

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 231,736,629 and 168,514,962 shares at June 30, 2005 and December 31, 2004, respectively	2,317	1,685
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,264,300 shares	73	73
Series C common stock, $.01 par value. Authorized 500,000,000 shares; no shares issued	—	—
Additional paid-in capital	9,899,215	7,001,635
Accumulated deficit	(1,746,021)	(1,649,007)
Accumulated other comprehensive earnings (loss), net of taxes	(130,862)	14,010
Deferred compensation	(11,283)	—
Shares held by subsidiaries	(90,594)	—
Treasury stock, at cost	—	(127,890)

Total stockholders’ equity	7,922,845	5,240,506

Total liabilities and stockholders’ equity	$19,152,374	$13,702,363

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	amounts in thousands, except per share amounts

Revenue	$1,276,272	$580,409	$2,511,522	$1,156,609

Operating costs and expenses:
Operating (other than depreciation)	535,308	229,561	1,037,583	457,176
Selling, general and administrative (SG&A)	312,512	154,065	596,612	297,222
Stock-based compensation charges (credits) — primarily SG&A	42,871	(11,002)	61,526	52,743
Depreciation and amortization	345,824	221,497	673,415	443,009
Impairment of long-lived assets	167	16,623	167	16,623
Restructuring and other charges (credits)	(2,255)	4,962	2,608	8,784

	1,234,427	615,706	2,371,911	1,275,557

Operating income (loss)	41,845	(35,297)	139,611	(118,948)

Other income (expense):
Interest expense	(86,728)	(81,501)	(177,756)	(153,986)
Interest and dividend income	22,317	16,228	42,853	25,194
Share of earnings (losses) of affiliates, net	4,517	22,755	(16,807)	38,845
Realized and unrealized gains on derivative instruments, net	69,301	88,416	155,169	75,385
Foreign currency transaction losses, net	(136,885)	(6,272)	(201,647)	(27,130)
Gain (loss) on extinguishment of debt	(651)	3,871	(12,631)	35,787
Gains (losses) on disposition of assets, net	(43,994)	26,566	25,578	24,724
Other income (expense), net	589	(103)	1,273	(8,360)

	(171,534)	69,960	(183,968)	10,459

Earnings (loss) before income taxes and minority interests	(129,689)	34,663	(44,357)	(108,489)
Income tax benefit (expense)	43,905	(24,650)	(1,792)	(34,393)
Minority interests in losses (earnings) of subsidiaries, net	(37,564)	19,013	(50,865)	87,957

Net earnings (loss)	$(123,348)	$29,026	$(97,014)	$(54,925)

Historical and pro forma earnings (loss) per common share — basic and diluted	$(0.67)	$0.19	$(0.54)	$(0.36)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	June 30,
	2005	2004
	amounts in thousands
Cash flows from operating activities:
Net loss	$(97,014)	$(54,925)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	61,526	52,743
Depreciation and amortization	673,415	443,009
Impairment of long-lived assets	167	16,623
Restructuring charges	2,608	8,784
Amortization of deferred financing costs and noncash interest	29,173	16,069
Share of losses (earnings) of affiliates, net	16,807	(38,845)
Realized and unrealized gains on derivative instruments, net	(155,169)	(75,385)
Foreign currency transaction losses, net	201,647	27,130
Loss (gain) on extinguishment of debt	12,631	(35,787)
Gains on disposition of assets, net	(25,578)	(24,724)
Deferred income tax expense (benefit)	(30,627)	21,837
Minority interests in earnings (losses) of subsidiaries	50,865	(87,957)
Non-cash recognition of deferred revenue	(15,493)	—
Non-cash charges from Liberty Media Corporation	—	15,490
Other non-cash items	—	2,986
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables and other	121,205	(44,542)
Payables and accruals	(261,792)	61,022

Net cash provided by operating activities	584,371	303,528

Cash flows from investing activities:
Capital expended for property and equipment	(550,424)	(195,935)
Proceeds received upon disposition of assets	150,756	30,303
Cash received (paid) in connection with acquisitions, net of cash acquired	(639,988)	216,742
Cash paid in connection with LGI Combination	(703,868)	—
Return of cash previously paid into escrow in connection with 2004 acquisition	56,883	—
Net cash received (paid) to purchase or settle derivative instruments	77,976	(69,035)
Purchases of short-term liquid investments	(35,520)	(213,044)
Proceeds from sale of short-term liquid investments	55,163	7,984
Change in restricted cash	26,693	4,815
Investments in and loans to affiliates and others	—	(88,370)
Other investing activities, net	10,400	3,983

Net cash used by investing activities	(1,551,929)	(302,557)

Cash flows from financing activities:
Borrowings of debt	3,401,795	743,375
Repayments of debt and capital lease obligations	(3,812,903)	(487,792)
Proceeds from issuance of stock by subsidiaries	855,466	486,161
Deferred financing costs	(63,204)	(50,126)
Contributions from Liberty Media Corporation	—	704,250
Other financing activities, net	1,671	(3,000)

Net cash provided by financing activities	382,825	1,392,868

Effect of exchange rates on cash	(62,752)	(9,632)

Net increase (decrease) in cash and cash equivalents	(647,485)	1,384,207
Cash and cash equivalents:
Beginning of period	2,531,486	12,753

End of period	$1,884,001	$1,396,960

Supplemental Cash Flow Disclosures
Cash paid for interest	$161,993	$132,484

Net cash paid for taxes	$20,509	$8,140

Revenue
The tables presented below provide revenue by reportable segment for the three and six months ended June 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the U.S. dollar change and percentage change from period to period, and (iii) the U.S. dollar equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland, Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.

	Three months ended		Increase		Increase (decrease)
	June 30,		(decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$195,535	$172,568	$22,967	13.3	$14,151	8.2
France	128,285	30,982	97,303	314.1	95,695	308.9
Austria	81,744	75,929	5,815	7.7	2,126	2.8
Other Western Europe	114,216	65,373	48,843	74.7	45,123	69.0

Total Western Europe	519,780	344,852	174,928	50.7	157,095	45.6

Hungary	71,086	51,726	19,360	37.4	15,518	30.0
Other Central and Eastern Europe	84,723	59,621	25,102	42.1	15,032	25.2

Total Central and Eastern Europe	155,809	111,347	44,462	39.9	30,550	27.4

Total Europe (UPC Broadband)	675,589	456,199	219,390	48.1	187,645	41.1

Japan (J:COM)	412,898	364,047	48,851	13.4	42,550	11.7
Chile (VTR)	109,213	69,758	39,455	56.6	31,252	44.8
Corporate and other (1)	96,708	65,094	31,614	48.6	28,887	44.4
Intersegment eliminations	(18,136)	(10,642)	(7,494)	(70.4)	(6,683)	(62.8)
Elimination of equity affiliate (J:COM)	—	(364,047)	364,047	NM	NM	NM

Total consolidated LGI	$1,276,272	$580,409	$695,863	NM	NM	NM

	Six months ended		Increase		Increase (decrease)
	June 30,		(decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$399,997	$348,239	$51,758	14.9	$33,431	9.6
France	260,188	62,202	197,986	318.3	194,648	312.9
Austria	166,761	152,218	14,543	9.6	6,850	4.5
Other Western Europe	204,211	122,172	82,039	67.2	73,544	60.2

Total Western Europe	1,031,157	684,831	346,326	50.6	308,473	45.0

Hungary	143,330	102,384	40,946	40.0	29,691	29.0
Other Central and Eastern Europe	168,592	117,130	51,462	43.9	29,070	24.8

Total Central and Eastern Europe	311,922	219,514	92,408	42.1	58,761	26.8

Total Europe (UPC Broadband)	1,343,079	904,345	438,734	48.5	367,234	40.6

Japan (J:COM)	819,035	723,414	95,621	13.2	81,468	11.3
Chile (VTR)	194,102	141,441	52,661	37.2	43,847	31.0
Corporate and other (1)	191,323	133,121	58,202	43.7	52,637	39.5
Intersegment eliminations	(36,017)	(22,298)	(13,719)	(61.5)	(12,108)	(54.3)
Elimination of equity affiliate (J:COM)	—	(723,414)	723,414	NM	NM	NM

Total consolidated LGI	$2,511,522	$1,156,609	$1,354,913	NM	NM	NM

(1)	Includes (i) certain less significant operating segments that provide video programming and other services in Europe and Argentina and broadband services in Puerto Rico, Brazil and Peru, and (ii) our corporate segment.
NM — Not Meaningful

Operating Cash Flow
The tables presented below provide Operating Cash Flow by reportable segment for the three and six months ended June 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the U.S. dollar change and percentage change from period to period, and (iii) the U.S. dollar equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland, Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia.

	Three months ended		Increase		Increase (decrease)
	June 30,		(decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$85,344	$86,129	$(785)	(0.9)	$(4,384)	(5.1)
France	21,265	1,470	19,795	1346.6	19,711	1340.9
Austria	34,899	30,493	4,406	14.4	2,836	9.3
Other Western Europe	41,832	23,364	18,468	79.0	16,899	72.3

Total Western Europe	183,340	141,456	41,884	29.6	35,062	24.8

Hungary	27,251	19,956	7,295	36.6	5,827	29.2
Other Central and Eastern Europe	34,547	23,224	11,323	48.8	7,360	31.7

Total Central and Eastern Europe	61,798	43,180	18,618	43.1	13,187	30.5

Total Europe (UPC Broadband)	245,138	184,636	60,502	32.8	48,249	26.1

Japan (J:COM)	147,175	145,144	2,031	1.4	193	0.1
Chile (VTR)	35,283	23,987	11,296	47.1	8,659	36.1
Corporate and other (1)	856	(11,840)	12,696	107.2	12,482	105.4
Elimination of equity affiliate (J:COM)	—	(145,144)	145,144	NM	NM	NM

Total	$428,452	$196,783	$231,669	NM	NM	NM

	Six months ended		Increase		Increase (decrease)
	June 30,		(decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$190,674	$177,181	$13,493	7.6	$4,752	2.7
France	46,407	4,084	42,323	1036.3	42,003	1028.5
Austria	71,104	62,051	9,053	14.6	5,771	9.3
Other Western Europe	74,261	44,897	29,364	65.4	26,018	58.0

Total Western Europe	382,446	288,213	94,233	32.7	78,544	27.3

Hungary	55,782	40,133	15,649	39.0	11,237	28.0
Other Central and Eastern Europe	70,062	46,006	24,056	52.3	15,070	32.8

Total Central and Eastern Europe	125,844	86,139	39,705	46.1	26,307	30.5

Total Europe (UPC Broadband)	508,290	374,352	133,938	35.8	104,851	28.0

Japan (J:COM)	315,587	286,672	28,915	10.1	23,220	8.1

Chile (VTR)	65,958	49,017	16,941	34.6	13,970	28.5
Corporate and other (1)	(12,508)	(21,158)	8,650	40.9	8,670	41.0
Elimination of equity affiliate (J:COM)	—	(286,672)	286,672	NM	NM	NM

Total	$877,327	$402,211	$475,116	NM	NM	NM

(1)	Includes (i) certain less significant operating segments that provide video programming and other services in Europe and Argentina and broadband services in Puerto Rico, Brazil and Peru, and (ii) our corporate segment.
NM — Not Meaningful

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, impairment of long-lived assets and restructuring and other charges). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes and minority interests is presented below. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.
We are unable to provide a reconciliation of forecasted Operating Cash Flow, to the most directly comparable GAAP measure, net income (loss), as applicable, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.
The table below highlights the reconciliation of operating cash flow to earnings (loss) before income taxes and minority interests:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(amounts in thousands)	2005	2005	2004	2005	2004

Total segment operating cash flow	$428,452	$448,875	$196,783	$877,327	$402,211
Stock-based compensation credits (charges)	(42,871)	(18,655)	11,002	(61,526)	(52,743)
Depreciation and amortization	(345,824)	(327,591)	(221,497)	(673,415)	(443,009)
Impairment of long-lived assets	(167)	0	(16,623)	(167)	(16,623)
Restructuring and other credits (charges)	2,255	(4,863)	(4,962)	(2,608)	(8,784)

Operating income (loss)	41,845	97,766	(35,297)	139,611	(118,948)
Interest expense	(86,728)	(91,028)	(81,501)	(177,756)	(153,986)
Interest and dividend income	22,317	20,536	16,228	42,853	25,194
Share of earnings (losses) of affiliates, net	4,517	(21,324)	22,755	(16,807)	38,845
Realized and unrealized gains on derivative instruments, net	69,301	85,868	88,416	155,169	75,385
Foreign currency transaction losses, net	(136,885)	(64,762)	(6,272)	(201,647)	(27,130)
Gain (loss) on extinguishment of debt	(651)	(11,980)	3,871	(12,631)	35,787
Gains (losses) on disposition of assets, net	(43,994)	69,572	26,566	25,578	24,724
Other income (expense), net	589	684	(103)	1,273	(8,360)

Earnings (loss) before income taxes and minority interests	$(129,689)	$85,332	$34,663	$(44,357)	$(108,489)

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From an accounting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our condensed consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow:

	Three months ended			Six months ended
(amounts in thousands)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net cash provided by operating activities	$281,354	$303,017	$168,809	$584,371	$303,528
Capital expenditures	(301,734)	(248,690)	(106,389)	(550,424)	(195,935)
Capital lease additions	(41,231)	(30,183)	0	(71,414)	0

Free cash flow (deficit)	$(61,611)	$24,144	$62,420	$(37,467)	$107,593

Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions:

	Three months ended		Percent	Six months ended
(amounts in thousands)	June 30, 2005	March 31, 2005	Change	June 30, 2005

Customer Premises Equipment	$106,929	$102,237	5%	$209,166
Commercial	33	37	n.m.	70
Scaleable Infrastructure	57,598	36,117	59%	93,715
Line Extensions	21,597	26,625	-19%	48,222
Upgrade/Rebuild	39,192	22,544	74%	61,736
Support Capital	58,591	49,591	18%	108,182
NTL Ireland	4,505	—	n.m.	4,505
Intangibles & chellomedia	13,289	11,539	15%	24,828

Total Capital Expenditures (Capex)	$301,734	$248,690	21%	$550,424

Percent of Revenue	23.6%	20.1%	17.4%	21.9%

Add: Capital Lease Additions(1)	41,231	30,183	37%	71,414

Total Capex and Capital Leases	$342,965	$278,873	23%	$621,838

Percent of Revenue	26.9%	22.6%	19.0%	24.8%

(1)	Relates primarily to customer premise equipment for J:COM.
Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents (including short-term liquid investments) by entity at June 30, 2005:

			Total Debt and
(amounts in thousands)		Capital Lease	Capital Lease	Cash and Cash
Entity	Debt	Obligations	Obligations	Equivalents
LGI Corporate and Other	$802,686	$487	$803,173	$1,199,288
UPC Broadband	3,824,271	41,099	3,865,370	230,976
J:COM	1,334,641	306,853	1,641,494	455,968
VTR	181,800	566	182,366	27,126

LGI Total	$6,143,398	$349,005	$6,492,403	$1,913,358

ARPU1 Table

	As of	As of	Percent	As of	Percent
	June 30, 2005	March 31, 2005	Change	June 30, 2004	Change

Europe
ARPU per RGU	€16.90	€16.99	-0.5%	€15.50	9.0%
ARPU per Customer Relationship	€20.05	€19.94	0.6%	€18.04	11.1%
J:COM
ARPU per RGU	¥4,822	¥4,771	1.1%	¥4,966	-2.9%
ARPU per Customer Relationship	¥8,169	¥7,997	2.2%	¥7,955	2.7%
VTR
ARPU per RGU	CLP17,871	CLP16,027	11.5%	CLP15,734	13.6%
ARPU per Customer Relationship	CLP27,699	CLP25,452	8.8%	CLP24,157	14.7%
Liberty Global Consolidated
ARPU per RGU	$27.33	$27.85	-1.9%	$25.52	7.1%
ARPU per Customer Relationship	$35.33	$35.61	-0.8%	$32.26	9.5%

[1]	Average monthly revenue (ARPU) is calculated as follows: average total monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

Consolidated Operating Data
June 30, 2005

					Video Subscribers				Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog	Digital			Homes		Homes
	Passed(1)	Passed(2)	Relationships(3)	RGUs(4)	Cable(5)	Cable(6)	DTH(7)	MMDS(8)	Serviceable(9)	Subscribers(10)	Serviceable(11)	Subscribers(12)

Europe
The Netherlands	2,631,200	2,508,800	2,261,200	2,944,500	2,202,800	54,800	—	—	2,508,800	438,800	2,386,500	248,100
France	4,592,700	3,341,900	1,619,500	1,858,000	956,100	546,200	—	—	3,341,900	271,600	1,578,500	84,100
Austria	951,600	948,300	574,800	905,800	461,200	39,000	—	—	948,300	254,200	914,900	151,400
Ireland	326,400	39,500	199,900	201,200	92,000	18,500	—	88,800	39,500	1,500	24,200	400
Norway	521,700	258,200	372,300	452,900	333,000	29,600	—	—	258,200	59,500	172,100	30,800
Sweden	421,600	284,800	296,000	378,400	252,200	43,800	—	—	284,800	82,400	—	—
Belgium	156,200	156,200	146,700	166,300	130,700	3,200	—	—	156,200	32,400	—	—

Total Western Europe	9,601,400	7,537,700	5,470,400	6,907,100	4,428,000	735,100	—	88,800	7,537,700	1,140,400	5,076,200	514,800

Poland	1,890,100	680,500	999,700	1,063,000	987,500	—	—	—	680,500	75,500	—	—
Hungary	1,018,100	746,800	948,100	1,045,200	718,400	—	150,100	—	746,800	97,200	741,400	79,500
Czech Republic	734,800	339,800	404,200	441,200	292,700	—	89,700	—	339,800	58,800	—	—
Romania	556,900	46,900	391,900	393,000	391,600	—	—	—	46,900	1,400	—	—
Slovak Republic	425,500	214,000	298,400	310,400	249,000	—	14,700	32,200	201,100	14,500	—	—
Slovenia	124,200	88,700	106,600	120,800	106,700	—	—	—	88,700	14,100	—	—

Total Central and Eastern Europe	4,749,600	2,116,700	3,148,900	3,373,600	2,745,900	—	254,500	32,200	2,103,800	261,500	741,400	79,500

Total Europe	14,351,000	9,654,400	8,619,300	10,280,700	7,173,900	735,100	254,500	121,000	9,641,500	1,401,900	5,817,600	594,300

Japan:
J:Com	6,616,300	6,607,700	1,826,200	3,117,400	1,140,300	406,400	—	—	6,607,700	763,600	6,229,600	807,100

The Americas:
Chile	2,102,100	1,362,900	880,700	1,339,500	734,500	—	—	12,300	1,362,900	255,100	1,365,900	337,600
Puerto Rico	329,200	329,200	122,600	159,700	65,900	52,500	—	—	329,200	26,900	329,200	14,400
Brazil	14,900	14,900	14,900	16,100	—	—	—	14,900	14,900	1,200	—	—
Peru	66,800	30,300	13,700	15,600	12,300	—	—	—	30,300	3,300	—	—

Total Latin America.	2,513,000	1,737,300	1,031,900	1,530,900	812,700	52,500	—	27,200	1,737,300	286,500	1,695,100	352,000

Grand Total	23,480,300	17,999,400	11,477,400	14,929,000	9,126,900	1,194,000	254,500	148,200	17,986,500	2,452,000	13,742,300	1,753,400

Subscriber Variance Table
June 30, 2005 — March 31, 2005

					Video Subscribers				Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog	Digital			Homes		Homes
	Passed(1)	Passed(2)	Relationships(3)	RGUs(4)	Cable(5)	Cable(6)	DTH(7)	MMDS(8)	Serviceable(9)	Subscribers(10)	Serviceable(11)	Subscribers(12)

Europe:
The Netherlands	1,700	3,200	(11,000)	42,200	(10,600)	(400)	—	—	3,200	17,900	5,600	35,300
France	4,000	(16,900)	2,800	26,800	(7,100)	8,700	—	—	(16,900)	11,200	870,700	14,000
Austria	2,900	2,800	(800)	3,300	(2,500)	1,800	—	—	2,900	4,700	2,700	(700)
Ireland	8,500	10,100	(1,400)	(1,000)	(3,300)	1,900	—	(200)	19,800	600	—	—
Norway	33,900	8,000	27,500	35,500	21,800	(1,400)	—	—	8,000	6,700	18,900	8,400
Sweden	—	2,500	2,200	4,600	100	2,100	—	—	2,500	2,400	—	—
Belgium	300	300	(400)	—	(4,200)	3,200	—	—	300	1,000	—	—

Total Western Europe	51,300	10,000	18,900	111,400	(5,800)	15,900	—	(200)	19,800	44,500	897,900	57,000

Poland	3,300	98,000	2,200	9,800	(3,000)	—	—	—	98,000	12,800	—	—
Hungary	6,600	40,200	7,400	21,300	(1,300)	—	4,100	—	40,200	11,900	315,300	6,600
Czech Republic	4,500	11,600	700	5,400	(1,800)	—	(200)	—	11,600	7,400	—	—
Romania	38,200	42,500	29,900	30,700	29,800	—	—	—	42,500	900	—	—
Slovak Republic	4,800	20,300	1,600	3,600	800	—	200	100	18,900	2,500	—	—
Slovenia	500	1,200	600	3,400	700	—	—	—	1,200	2,700	—	—

Total Central and Eastern Europe	57,900	213,800	42,400	74,200	25,200	—	4,100	100	212,400	38,200	315,300	6,600

Total Europe	109,200	223,800	61,300	185,600	19,400	15,900	4,100	(100)	232,200	82,700	1,213,200	63,600

Japan:
J:Com	87,500	90,500	31,200	101,200	(80,300)	107,100	—	—	90,500	29,600	394,900	44,800

The Americas:
Chile	296,300	280,900	231,700	308,100	224,100	—	—	(1,100)	280,900	64,300	295,200	20,800
Puerto Rico	1,100	1,100	(2,700)	1,700	(8,600)	5,700	—	—	1,100	2,500	1,100	2,100
Brazil	(500)	(200)	(200)	(100)	—	—	—	(200)	(200)	100	—	—
Peru	—	—	—	—	—	—	—	—	—	—	—	—

Total Latin America	296,900	281,800	228,800	309,700	215,500	5,700	—	(1,300)	281,800	66,900	296,300	22,900

Grand Total	493,600	596,100	321,300	596,500	154,600	128,700	4,100	(1,400)	604,500	179,200	1,904,400	131,300

Acquisitions and Dispositions
Metropolis (Chile)				271,200	222,300	—	—	—	231,900	38,400	231,900	10,500
SmartCall (Norway)				34,000	21,800	—	—	—	—	3,800	—	8,400
Conex Sat (Romania)				28,800	28,800	—	—	—	—	—	—	—

Subtotal				334,000	272,900	—	—	—	231,900	42,200	231,900	18,900

Organic Growth				262,500	(118,300)	128,700	4,100	(1,400)	372,600	137,000	1,672,500	112,400

Organic growth by region
			Latin America	38,500	(6,800)	5,700	—	(1,300)	49,900	28,500	64,400	12,400
Japan				101,200	(80,300)	107,100	—	—	90,500	29,600	394,900	44,800
Europe				122,800	(31,200)	15,900	4,100	(100)	232,200	78,900	1,213,200	55,200

Total				262,500	(118,300)	128,700	4,100	(1,400)	372,600	137,000	1,672,500	112,400

Subscriber Variance Table
June 30, 2005 — January 1, 2005

					Video Subscribers				Internet		Telephone
		Two-way
	Homes	Homes	Customer	Total	Analog	Digital			Homes		Homes
	Passed(1)	Passed(2)	Relationships(3)	RGUs(4)	Cable(5)	Cable(6)	DTH(7)	MMDS(8)	Serviceable(9)	Subscribers(10)	Serviceable(11)	Subscribers(12)

Europe:
The Netherlands	11,200	11,000	(27,800)	79,500	(26,000)	(1,900)	—	—	11,000	41,400	136,000	66,000
France	12,000	25,400	7,500	46,700	(21,300)	26,000	—	—	25,400	24,500	870,700	17,500
Austria	4,700	4,600	(3,200)	9,400	(5,200)	4,000	—	—	4,600	11,700	4,500	(1,100)
Ireland	9,100	15,300	(2,800)	(1,800)	(6,400)	4,000	—	(200)	25,000	900	—	(100)
Norway	35,100	13,800	31,300	40,500	24,100	(2,500)	—	—	13,800	11,000	20,900	7,900
Sweden	—	3,600	3,700	10,100	(2,400)	6,100	—	—	3,600	6,400	—	—
Belgium	700	700	(1,400)	1,500	(4,200)	3,200	—	—	700	2,500	—	—

Total Western Europe	72,800	74,400	7,300	185,900	(41,400)	38,900	—	(200)	84,100	98,400	1,032,100	90,200

Poland	5,300	111,400	(1,000)	15,400	(6,700)	—	—	—	111,400	22,100	—	—
Hungary	11,600	71,000	25,900	41,800	(2,500)	—	9,700	—	71,000	24,000	325,800	10,600
Czech Republic	5,800	17,600	3,000	13,000	(3,000)	—	(400)	—	17,600	16,400	—	—
Romania	38,200	43,000	34,800	35,700	34,600	—	—	—	43,000	1,100	—	—
Slovak Republic	12,300	45,200	—	4,100	(1,300)	—	100	—	39,000	5,300	—	—
Slovenia	124,200	88,700	106,600	120,800	106,700	—	—	—	88,700	14,100	—	—

Total Central and Eastern Europe	197,400	376,900	169,300	230,800	127,800	—	9,400	—	370,700	83,000	325,800	10,600

Total Europe	270,200	451,300	176,600	416,700	86,400	38,900	9,400	(200)	454,800	181,400	1,357,900	100,800

Japan:
J:Com	328,500	331,500	81,400	199,700	(110,300)	174,400	—	—	331,500	55,000	430,400	80,600

The Americas:
Chile	308,200	292,200	244,700	330,200	229,900	—	(4,500)	(1,600)	292,200	78,800	313,200	27,600
Puerto Rico	4,600	26,400	(2,300)	9,400	(11,200)	8,800	—	—	26,400	6,400	26,400	5,400
Brazil	(500)	(500)	(500)	(300)	—	—	—	(400)	(500)	100	—	—
Peru	—	—	(200)	—	(100)	—	—	—	—	100	—	—

Total Latin America	312,300	318,100	241,700	339,300	218,600	8,800	(4,500)	(2,000)	318,100	85,400	339,600	33,000

Grand Total	911,000	1,100,900	499,700	955,700	194,700	222,100	4,900	(2,200)	1,104,400	321,800	2,127,900	214,400

Acquisitions and Dispositions
Metropolis (Chile)				271,200	222,300	—	—	—	231,900	38,400	231,900	10,500
SmartCall (Norway)				34,000	21,800	—	—	—	—	3,800	—	8,400
Conex Sat (Romania)				28,800	28,800	—	—	—	—	—	—	—
Telemach (Slovenia)				116,200	105,800	—	—	—	87,500	10,400	—	—
Chile DTH				(4,500)	—	—	(4,500)	—	—	—	—	—
Gratkorn (Austria)				1,200	1,200	—	—	—	—	—	—	—
Chofu Cable (Japan)				40,300	22,900	7,300	—	—	—	10,100	—	—

Subtotal				487,200	402,800	7,300	(4,500)	—	319,400	62,700	231,900	18,900

Organic Growth				468,500	(208,100)	214,800	9,400	(2,200)	785,000	259,100	1,896,000	195,500

Organic growth by region
Latin America				72,600	(3,700)	8,800	—	(2,000)	86,200	47,000	107,700	22,500
Japan				159,400	(133,200)	167,100	—	—	331,500	44,900	430,400	80,600
Europe				236,500	(71,200)	38,900	9,400	(200)	367,300	167,200	1,357,900	92,400

Total				468,500	(208,100)	214,800	9,400	(2,200)	785,000	259,100	1,896,000	195,500

Footnotes for pages 13 — 15

(1)	“Homes Passed” are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(2)	“Two-way Homes Passed” are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephony services.

(3)	“Customer Relationships” are the number of customers who receive at least one level of service without regard to which service(s) they subscribe.

(4)	“Revenue Generating Unit” is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. “Total RGUs” is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. This table excludes all RGU data relating to NTL Ireland, which had approximately 360,000 RGUs as of March 31, 2005.

(5)	“Analog Cable Subscriber” is comprised of basic cable video customers that are counted on a per connection basis. We have approximately 1.37 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. With respect to Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure are counted on an equivalent bulk unit (EBU) basis. Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	“Digital Cable Subscriber” is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as analog subscriber.

(7)	“DTH Subscriber” is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	“MMDS Subscriber” is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	“Internet Homes Serviceable” are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.

(10)	“Internet Subscriber” is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services.

(11)	“Telephone Homes Serviceable” are homes that can be connected to our networks, where customers can request and receive voice services.

(12)	“Telephone Subscriber” is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.